Exhibit 99.1

ANTARES PHARMA REPORTS SECOND QUARTER 2014

OPERATING AND FINANCIAL RESULTS

EWING, NJ, August 7, 2014 — Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the second quarter ended June 30, 2014.

Quarter and Recent Highlights

•	Increased number of unique prescribers of OTREXUP™ to over 600 total physicians as of June 30, 2014 and dispensed approximately 5,000 prescriptions year-to-date, according to Symphony Health Solutions.

•	Reported total revenues of $6.3 million for the second quarter of 2014, and $11.5 million year-to-date. Net sales of OTREXUP based on patient prescriptions dispensed were $1.7 million for the second quarter of 2014 and $1.9 million year-to-date. In the first half of 2014, the Company shipped $4.2 million of OTREXUP product to wholesalers.

•	Ended the quarter with $56.0 million in cash and investments and no debt.

•	Announced the first patient dosed in a double-blind, multiple-dose, phase 3 study designed to evaluate the efficacy and safety of QuickShot® testosterone (QS T) in adult males with testosterone deficiency.

•	Presented a scientific poster and abstract at the 16th International Congress of Endocrinology. The poster and abstract present the final pharmacokinetic and safety results from 29 randomized patients treated with a once-weekly injection of testosterone administered with the QuickShot device.

•	Appointed Eamonn P. Hobbs President and Chief Executive Officer. Mr. Hobbs joined the Antares Board of Directors in 2009 and has over 30 years of experience in the pharmaceutical, medical device and combination products industry.

•	Appointed Jennifer Evans Stacey, Esq. Senior Vice President, General Counsel, Human Resources and Secretary. Ms. Stacey has a diversified corporate background including 20 years of experience in the pharmaceutical industry.

•	Announced a publication in The Annals of the Rheumatic Diseases of study results comparing the relative bioavailability, safety and tolerability of OTREXUP to oral methotrexate in adult patients with rheumatoid arthritis.

Eamonn P. Hobbs, President and Chief Executive Officer of the Company, stated, “Although early, we continue to make steady progress on the launch of OTREXUP.” Mr. Hobbs continued, “We believe recent tactical changes to our launch plan, including an adjustment to the patient co-pay support program, will further our goal of making the launch a success. On the development side of the business, we are pleased to report that enrolment and dosing in the QuickShot testosterone program is ahead of schedule, and we are very excited about the high interest level that has been generated to date both from potential patients and sites looking to participate in the study. Our device business has successfully produced both the VIBEX® and QuickShot platforms, and we remain excited about the potential for adding new pipeline projects as well as entering into future collaborations utilizing our proprietary technologies.”

Second Quarter and First Half Results

Total revenues were $6.3 million and $5.8 million for the three months ended June 30, 2014 and 2013, respectively, an increase of 8%. For the six months ended June 30, 2014, the Company’s total revenue was $11.5 million compared to $10.4 million in the first six months of 2013.

Product sales were $3.4 million in the second quarter of 2014 compared to $4.5 million in the second quarter of 2013. For the six months ended June 30, 2014, product sales were $5.2 million compared to $7.0 million in the first six months of the prior year. Sales of reusable needle-free injector devices and disposable components primarily to Ferring and Teva in the second quarters of 2014 and 2013 were $1.7 million and $0.7 million, respectively, and in the first six months of 2014 and 2013 were $2.9 million and $1.8 million, respectively. In the three and six months ended June 30, 2014, the Company recognized net product sales of $1.7 million and $1.9 million, respectively, from sales of OTREXUP based on patient prescriptions dispensed. OTREXUP revenue recognized is net of estimated wholesaler discounts, prompt pay discounts, rebates and patient discount programs. In the first half of 2014, the Company shipped $4.2 million of OTREXUP product to wholesalers and deferred the difference between distributor sales and prescription sales. Product sales in the second quarter and first half of 2013 included $3.6 million and $4.1 million, respectively, of initial sales to Teva of our VIBEX auto injector for Teva’s generic epinephrine auto injector product, and the first half of 2013 included $0.5 million of sales of our topical oxybutynin gel 3% product to Actavis in connection with their marketing of Gelnique 3%. Product sales in the first half of 2014 and 2013 also included $0.3 million of sales of pre-commercial pen injector devices to Teva.

Development revenues were $1.8 million in the three-month period ended June 30, 2014, compared to $0.6 million in the prior year period. For the six months ended June 30, 2014, the Company’s development revenue was $3.2 million compared to $1.4 million in the first six months of 2013. The development revenue in each year was primarily due to auto injector and pen injector development work for Teva.

Licensing revenues were $0.9 million and $0.1 million in the three-month periods ended June 30, 2014 and 2013, respectively. For the first half of 2014, licensing revenues were $1.9 million compared to $0.1 million in the first half of 2013. The licensing revenue in the second quarter and first half of 2014 was primarily due to revenue recognized in connection with our license and promotion agreement with LEO Pharma executed in November 2013. The licensing revenue in the second quarter and first six months of 2013 was primarily due to recognition of revenue deferred in prior years under agreements with Ferring.

Royalty revenues were $0.3 million in the three-month period ended June 30, 2014 compared to $0.7 million in the same period of the prior year. For the six-month periods ended June 30, 2014 and 2013, royalty revenues were $1.3 million and $1.8 million, respectively. We receive royalties from Teva and Ferring related to needle-free injector device sales and/or hGH sales, from Actavis on sales of Gelnique, and from Meda Pharma on sales of Elestrin®.

Total gross profit was $4.2 million and $2.4 million in the second quarters of 2014 and 2013, respectively, and was $8.2 million for the first half of 2014 compared to $4.9 million for the first half of 2013. The increases were primarily the result of increases in development and licensing revenues.

Total operating expenses were approximately $13.3 million and $7.5 million for the three months ended June 30, 2014 and 2013, respectively, and were $26.1 million and $13.4 million for the six months ended June 30, 2014 and 2013, respectively. The increases were primarily due to increased sales and marketing costs in connection with the launch of OTREXUP along with an increase in legal fees in connection with litigation.

Net loss per share was $0.07 and $0.04 for the second quarters of 2014 and 2013, respectively, and was $0.14 and $0.07 for the six month periods ended June 30, 2014 and 2013, respectively.

At June 30, 2014, Antares had approximately $56.0 million in cash and investments, compared to approximately $69.1 million at December 31, 2013.

Conference Call, Call Replay and Webcast

Eamonn P. Hobbs, President and Chief Executive Officer, and Robert F. Apple, Executive Vice President, Chief Financial Officer, and President of the Parenteral Products Division, will provide a company update and review second quarter 2014 results via webcast and conference call on Thursday, August 7, 2014, at 8:30 a.m.

2 of 4

Eastern Time (ET). A webcast of the call will be available from the investors section of the Company’s web site at www.antarespharma.com. Alternatively, callers may participate in the conference call by dialing 1-888-437-9445 (U.S.), or 1-719-325-2362 (International). Participants should reference the Antares Pharma conference ID 9689728. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through 11:30 a.m. ET on August 22, 2014. To access the replay, callers should dial 1-888-203-1112 (U.S.) or 1-719-457-0820 (International) and enter passcode 9689728.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company markets OTREXUP™ (methotrexate) injection for the treatment of adults with severe active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis. LEO Pharma markets OTREXUP™ to dermatologists for adults with severe recalcitrant psoriasis. Antares Pharma is also developing VIBEX® QS T for testosterone replacement therapy. The Company’s technology platforms include VIBEX® disposable Medi-Jet, disposable multi-use pen injectors and reusable needle-free injectors marketed as Tjet® and Zomajet® by Teva Pharmaceutical Industries, Ltd (Teva) and Ferring Pharmaceuticals (Ferring), respectively. Antares Pharma has a multi-product deal with Teva that includes Tev-Tropin® [somatropin (rDNA origin) for injection] human growth hormone (hGH), VIBEX® epinephrine and several other products. In the U.S. Antares has received FDA approval for Gelnique 3%™ (oxybutynin) gel, a treatment for overactive bladder that is marketed by Actavis. Elestrin® (estradiol gel) is FDA approved for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and is marketed in the U.S. by Meda Pharma. Antares Pharma has two facilities in the U.S. The Parenteral Products Group located in Minneapolis, Minnesota directs the manufacturing and marketing of the Company’s reusable needle-free injection devices and related disposables, and develops its disposable pressure-assisted Medi-Jet and pen injector systems. The Company’s corporate office and Product Development and Commercial Groups are located in Ewing, New Jersey.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the timing of the Company’s phase 3 study of QuickShot® testosterone in testosterone-deficient males; the impact of changes to the launch plan on future sales of Otrexup™; the potential for adding new pipeline products to the Company’s device business; the potential for entering into future collaborations utilizing the Company’s proprietary technologies; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Investor Contacts:

Jack Howarth

Vice President, Corporate Affairs

(609) 359-3016

jhowarth@antarespharma.com

3 of 4

ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and investments	$56,023	$69,090
Accounts receivable	3,065	1,034
Inventory	8,335	6,461
Equipment, molds, furniture and fixtures, net	8,613	6,952
Patent rights	2,630	1,345
Goodwill	1,095	1,095
Other assets	2,965	2,955

Total Assets	$82,726	$88,932

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$14,881	$11,832
Deferred revenue	12,409	6,386
Stockholder’s equity	55,436	70,714

Total Liabilities and Stockholders’ Equity	$82,726	$88,932

ANTARES PHARMA, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Product sales	$3,360	$4,513	$5,165	$7,005
Development revenue	1,789	588	3,210	1,382
Licensing revenue	928	69	1,856	138
Royalties	250	668	1,298	1,841

Total Revenue	6,327	5,838	11,529	10,366
Cost of revenue	2,130	3,481	3,307	5,508

Gross Profit	4,197	2,357	8,222	4,858
Research and development	3,943	4,396	8,476	7,468
Sales and marketing	5,014	1,158	10,524	2,040
General and administrative	4,331	1,934	7,121	3,884

Total Operating Expenses	13,288	7,488	26,121	13,392

Operating loss	(9,091)	(5,131)	(17,899)	(8,534)
Other income and expenses	(7)	28	7	22

Net loss	$(9,098)	$(5,103)	$(17,892)	$(8,512)

Basic and diluted net loss per common share	$(0.07)	$(0.04)	$(0.14)	$(0.07)

Basic and diluted weighted average common shares outstanding	130,052	126,463	129,855	126,286

###

4 of 4